Exhibit 10.1

AMENDMENT NO. 2

TO THE

INVESTMENT MANAGEMENT TRUST AGREEMENT

This Amendment No. 2 (this “Amendment”), dated as of October 15, 2026, to the Investment Management Trust Agreement (the “Trust Agreement”), dated March 17, 2025, as previously amended, by and between Quartzsea Acquisition Corporation, a Cayman Islands exempted company (the “Company”), and Continental Stock Transfer & Trust Company, a New York corporation, as trustee (the “Trustee”), is made and entered into by and between the Company and the Trustee. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Trust Agreement.

WHEREAS, the Company and the Trustee are parties to the Trust Agreement;

WHEREAS, on October 13, 2026, the shareholders of the Company approved an amendment to the Trust Agreement to extend the date by which the Company must complete its initial business combination under the Trust Agreement from October 19, 2026 to February 19, 2027, or such earlier date as may be determined by the Company’s board of directors, by allowing the Company to extend such date on a month-to-month basis for up to four one-month extensions, and to provide that, for each one-month extension, the Company will deposit into the Trust Account the lesser of (i) $100,000 and (ii) $0.033 for each then-outstanding Public Share; and

WHEREAS, the holders of at least sixty-five percent (65%) of the Company’s outstanding Ordinary Shares have approved this Amendment in accordance with Section 6(c) of the Trust Agreement.

NOW THEREFORE, IT IS AGREED:

1.	Amendment to Applicable Deadline. The Trust Agreement is hereby amended to provide that the date by which the Company must complete its initial Business Combination under the Trust Agreement shall be extended from October 19, 2026 on a month-to-month basis for up to four one-month extensions, with the final extended date being February 19, 2027, or such earlier date as may be determined by the Company’s board of directors, by allowing the Company to extend such date on a month-to-month basis for up to four one-month extensions.

2.	Monthly Contribution. The Trust Agreement is hereby amended to provide that, for each one-month extension of the Company’s deadline to consummate an initial Business Combination, the Company will deposit into the Trust Account the lesser of (i) $100,000 and (ii) $0.033 for each then-outstanding Public Share (each, a “Monthly Contribution”).

3.	Form 8-K Disclosure. The Company shall file a Current Report on Form 8-K disclosing each Monthly Contribution deposited into the Trust Account.

4.	Failure to Make Monthly Contribution. If any required Monthly Contribution is not timely deposited into the Trust Account, the Company shall have a 30-day cure period to make such deposit. If the Company fails to make the required Monthly Contribution within such 30-day cure period, the Trust Account shall be liquidated in accordance with the terms of the Trust Agreement.

5.	No Modification of Extension Terms. During the period of monthly extensions contemplated by Section 1 of this Amendment, the Company shall not amend or otherwise modify the terms of such extensions.

6.	No Other Amendments. Except as expressly amended hereby, the Trust Agreement shall remain unchanged and in full force and effect.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have duly executed this Amendment No. 2 to the Investment Management Trust Agreement as of the date first written above.

QUARTZSEA ACQUISITION CORPORATION		CONTINENTAL STOCK TRANSFER & TRUST COMPANY, as Trustee

By:	/s/ Qi Gong	By:	/s/ Francis Wolf
Name:	Qi Gong	Name:	Francis Wolf
Title:	Chief Executive Officer	Title:	Vice President